EXHIBIT 11

                        COMPUTATION OF BASIC AND DILUTED
                               EARNINGS PER SHARE
                                   (UNAUDITED)

                                                     For Quarter Ended
                                          --------------------------------------
                                          September 30, 1999  September 30, 1998
                                          ------------------  ------------------

Number of shares on which basic
  earnings per share is calculated:

Average outstanding during period             1,805,214,582     1,856,855,724*

Add - Incremental shares under stock
  compensation plans                             60,953,163        52,140,528*

Add - Incremental shares associated
  with contingently issuable shares               3,447,351                 0
                                             --------------    --------------
Number of shares on which diluted
  earnings per share is calculated            1,869,615,096     1,908,996,252*
                                             ==============    ==============
Net income applicable to common
  shareholders (millions)                    $        1,757    $        1,489

Less - net income applicable to
  contingently issuable shares (millions)                12                 0
                                             --------------    --------------
Net income on which diluted earnings
  per share is calculated (millions)         $        1,745    $        1,489
                                             ==============    ==============
Earnings per share of common
  stock - assuming dilution                  $         0.93    $         0.78*

Earnings per share of common
  stock - basic                              $         0.97    $         0.80*

* Adjusted to reflect a two-for-one stock split effective May 10, 1999.

      Stock options to purchase 22,701,344 shares and 27,600 shares were outstanding as of September 30, 1999 and 1998, respectively, but were not included in the computation of diluted earnings because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive. Net income applicable to common shareholders excludes preferred stock dividends of $5 million for the three months ended September 30, 1999 and 1998.


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                        COMPUTATION OF BASIC AND DILUTED
                        EARNINGS PER SHARE - (continued)
                                   (UNAUDITED)

                                                  For Nine Months Ended
                                          --------------------------------------

                                          September 30, 1999  September 30, 1998
                                          ------------------  ------------------
Number of shares on which basic
  earnings per share is calculated:

Average outstanding during period             1,813,707,108     1,878,833,270*

Add - Incremental shares under stock
  compensation plans                             61,009,102        52,192,788*
                                             --------------    --------------
Number of shares on which diluted
  earnings per share is calculated            1,874,716,210     1,931,026,058*
                                             ==============    ==============
Net income applicable to common
  shareholders (millions)                    $        5,608    $        3,967

Less - net income applicable to
  contingently issuable shares (millions)                 0                 0
                                             --------------    --------------
Net income on which diluted earnings
  per share is calculated (millions)         $        5,608    $        3,967
                                             ==============    ==============
Earnings per share of common
  stock - assuming dilution                  $         2.99    $         2.05*

Earnings per share of common
  stock - basic                              $         3.09    $         2.11*

* Adjusted to reflect a two-for-one stock split effective May 10, 1999.

      Stock options to purchase 23,240,852 shares as of September 30, 1999 and 377,700 shares as of September 30, 1998 were outstanding, but were not included in the computation of diluted earnings because the options' exercise price was greater than the average market price of the common shares, and therefore, the effect would have been antidilutive. In addition, 3,215,252 restricted stock units as of September 30, 1999 relating to the company's Long-Term Performance Plan were not included in the computation of diluted earnings as their effect would have been antidilutive. Net income applicable to common shareholders excludes preferred stock dividends of $15 million for the nine months ended September 30, 1999 and 1998.


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